Exhibit 10.31

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Agreement

This Agreement (“Agreement”) is entered into as of the date of last signature by and between Coalition for Epidemic Preparedness Innovations, having an address of PO Box 123, Torshov, N-0412 Oslo, Norway (“CEPI”), and Dynavax Technologies Corporation, having an address of 2100 Powell Street, Suite 900, Emeryville, CA 94608, USA (“Dynavax”).  Each of CEPI and Dynavax is referred to herein individually as a “Party” and are collectively referred to herein as the “Parties.”

Recitals

Whereas, Dynavax has developed a proprietary toll-like receptor 9 (TLR9) agonist adjuvant known as CpG 1018;

Whereas, CEPI’s mission is to accelerate the development of vaccines against emerging infectious diseases and enable equitable access to these vaccines for affected populations during outbreaks;

Whereas, CEPI has entered or may enter in the future into legal agreements with certain third parties (each, a “CEPI Partner”) regarding the funding of development and manufacturing initiatives of vaccines for COVID-19;

Whereas, to further its mission, CEPI desires to advance an interest-free, forgivable, unsecured loan to cover the costs of at risk manufacture of specified quantities of the CpG 1018 adjuvant and to reserve such quantities for purchase by CEPI Partners for use in development and manufacturing of vaccines against COVID‑19; and

Whereas, this Agreement sets out the legal framework under which Dynavax will manufacture specified quantities of the CpG 1018 adjuvant and reserve such quantities for purchase by CEPI Partners (collectively, the “Project”).

Agreement

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions

As used in this Agreement, the following terms shall have the meanings set forth below.

1.1“Additional Loan Amount” shall mean an amount equivalent to the total Manufacturing Cost of the Additional Reserved Amount as set forth in Section 3.1(a).

1.2“Additional Reserved Material” shall have the meaning provided in Section 2.1(b).

1.3“Applicable Laws” shall mean all national and supranational laws and regulations and other mandatory professional regulations applicable to a Party, or a Party’s activities or obligations described under or pursuant to this Agreement.

1.4“BA” shall mean the UK Bribery Act 2010 and any subordinate legislation made under that Act from time to time together with any guidance and/or codes of practice issued by the relevant government department concerning the legislation.

1.5“Business Day” shall mean a day which is not a Saturday or Sunday, or a bank or public holiday in England, Norway, the USA and/or the country in which a Party is located and with regard to which country that Party is obligated hereunder to act in a specified number of Business Days.

1.6“CEPI Partner” shall have the meaning provided in the Recitals to this Agreement.  In addition, if a COVAX Approved Partner is accepted for inclusion as a “CEPI Partner” under Section 2.3, such COVAX Approved Partner shall be considered a CEPI Partner for purposes of this Agreement.

1.7“CEPI Partner Product” shall mean a product containing or comprising a combination of CEPI Partner Vaccine and Dynavax Adjuvant (whether such Dynavax Adjuvant is formulated with the Customer Vaccine in the same vial or separately from the Customer Vaccine in an accompanying vial).

1.8“CEPI Partner Vaccine” shall mean a COVID-19 vaccine being developed or commercialized by or on behalf of a CEPI Partner.

1.9“CEPI Third Party Code” or “Code” shall mean the CEPI Third Party Code in effect at the Effective Date, which is available at https://cepi.net/wp-content/uploads/2019/10/CEPI-Third-Party-Code.pdf, together with any future amendments thereto and any new policies and procedures acceded to by the Parties.

1.10“CFA” shall mean the UK Criminal Finances Act 2017 and any subordinate legislation made under that Act from time to time together with any guidance or codes of practice issued by any relevant government department in relation to such legislation;

1.11“Confidential Information” shall mean any and all non-public information which by its nature or the manner of its disclosure is reasonably identifiable as confidential information, including but not limited to data, results, know-how, software (further including non-open source code), plans, details of research work, discoveries, inventions, intended publications, intended or pending patent applications, designs, technical information, business plans, budgets and strategies, business or financial information or other information in any medium, and any physical items, prototypes, compounds, samples, components, non-public regulatory filings, non-public submissions to regulatory authorities or other articles or materials disclosed on or after the Effective Date of this Agreement by one Party to the other Party whether orally or in writing or in any other form.  Confidential information will not include:

(a)information that is or was already known to the receiving Party at the time of disclosure, as shown by written records, without any obligation to keep it confidential;

(b)information that is independently developed by employees of the receiving Party who have not had access to the Confidential Information of the disclosing Party as evidenced by contemporaneous written records;

2.

(c)information that at the time of being disclosed or obtained by the receiving Party or at any time thereafter, is published or otherwise generally available to the public other than due to default by the receiving Party of its obligations hereunder;

(d)information properly obtained by the receiving Party from a source which, to the best knowledge of the receiving Party, is not known to be bound by a confidentiality agreement, fiduciary obligation or other legal or contractual restriction that may prohibit the disclosure of such Confidential Information;

(e)information necessarily disclosed by the receiving Party pursuant to a statutory obligation and, to the limited extent that it is disclosed for this purpose only, the Party required to make that disclosure has informed the other, within a reasonable time after being required to make such disclosure, of the requirement to disclose and the information required to be disclosed; and

(f)information approved for release in writing by an authorised representative of the disclosing Party.

1.12“Continued Storage Option” shall have the meaning provided in Section 10.1.

1.13“Continued Storage Period” shall have the meaning provided in Section 10.1.

1.14“COVAX Approved Partner” shall mean a third party which is pursuing the development and/or manufacturing of a COVID-19 vaccine without the benefit of CEPI funding and who has been approved by CEPI as a CEPI Partner with a view to procurement funded by the COVAX Facility.

1.15“COVAX Facility” shall mean the financing facility for the procurement of vaccines against COVID-19 disease established by Gavi for the Vaccines Pillar of the ACT-Accelerator established by the World Health Organisation.

1.16“Data Protection Regulation” shall mean the General Data Protection Regulation (GDPR) 2016/679 dated 27 April 2016 and any other EU or Member State legislation, regulation, recommendation or opinion replacing, adding to or amending, extending, reconstituting or consolidating the GDPR

1.17“Dynavax Adjuvant” shall mean Dynavax’s proprietary toll-like receptor 9 (TLR9) agonist adjuvant referred to by Dynavax as CpG 1018.

1.18“Dynavax CMO” shall mean the third party contract manufacturer engaged by Dynavax to manufacture Dynavax Adjuvant as of the Effective Date.

1.19“Dynavax Material” shall mean the Dynavax Adjuvant in [***] as described in more detail in Exhibit A.

1.20“Effective Date” shall mean the date when the Agreement has been signed by both Parties or, if both Parties signed the Agreement on different dates, the date on which the last Party has signed the Agreement.

1.21“Existing CEPI Partner” shall have the meaning provided in Section 2.4(a).

3.

1.22“Extra Capacity” shall have the meaning provided in Section 2.1(c).

1.23“Extra Loan Amount” shall mean an amount equivalent to the Extra Manufacturing Cost.

1.24“Extra Manufacturing Cost” shall mean the total manufacturing cost of the Extra Reserved Material, based on the manufacturing cost per kilogram cited in the Extra Capacity Notice.

1.25“Extra Reserved Material” shall have the meaning provided in Section 2.1(c).

1.26“First Right” shall have the meaning provided in Section 2.1(c).

1.27“First Right Exercise Date” shall have the meaning provided in Section 2.1(c).

1.28“GMP” shall mean the then-current good manufacturing practices applicable to the manufacture of Dynavax Material under Applicable Laws, including, (a) U.S. 21 C.F.R. Parts 210 and 211 and 21 C.F.R. Parts 600-610, and (b) (i) Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice in respect of Medicinal Products for human use and investigational Medicinal Products for human use, (ii) Directive 2001/83/EC laying down the principles and guidelines of good manufacturing practice for Medicinal Products; (iii) further guidance as published by the European Commission in Volume 4 (Good Manufacturing Practice) of “The Rules Governing Medical Products in the European Union” and (iv) ICH Q7 Guideline “Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients.”

1.29“HICs” shall have the meaning provided in Exhibit B hereto.

1.30“Initial Loan Amount” shall mean an amount equivalent to the total Manufacturing Cost of the Initial Reserved Amount as set forth in Section 3.1(a).

1.31“Initial Reserved Material” shall have the meaning provided in Section 2.1(a).

1.32“LMICs” shall have the meaning provided in Exhibit B hereto.

1.33“Loan Amount” shall mean the sum of (a) the Initial Loan Amount, (b) if applicable, the Additional Loan Amount, and (c) if applicable, the Extra Loan Amount.

1.34“Loan Drawdown Notice” shall have the meaning provided in Section 3.1(a).

1.35“Manufacturing Cost” shall have the meaning provided in Section 3.1(a).

1.36“Permitted Purchaser” shall mean a CEPI Partner or Permitted Third Party Purchaser that, in each case, purchases Reserved Material.

1.37“Permitted Third Party Purchaser” shall have the meaning provided in Section 2.5.

1.38“Personal Data” shall mean any subset of data or information that directly or indirectly identifies an individual or that reasonably could identify an individual, including:

(a)Data that directly identifies individuals e.g. name, ID number, national number, social security number, phone number, household address or household GPS coordinates, biological samples, medical imagery, biometrics and all other techniques designed to directly identify individuals.

4.

(b)A combination of data that together can reasonably make it possible to identify an individual.

1.39“Project” shall have the meaning provided in the Recitals.

1.40“Quality Agreement” shall mean the quality agreement between Dynavax and the Dynavax CMO setting out the respective responsibilities of Dynavax and the Dynavax CMO in relation to quality as required for compliance with GMP.

1.41“Quarter” shall mean a period of three calendar months starting on 1 January, 1 April, 1 July and 1 October, respectively in each calendar year.  “Q1” shall refer to the first Quarter of the calendar year that it refers to, “Q2” shall refer to the second Quarter of the calendar year that it refers to, “Q3” shall refer to the third Quarter of the calendar year that it refers to, and “Q4” shall refer to the fourth Quarter of the calendar year that it refers to.  By way of illustration “Q4 2021” refers to the period starting 1 October 2021 and ending 31 December 2021.  “Quarterly” shall be construed accordingly.

1.42“Reimbursement Trigger” shall mean any of the following: (i) Dynavax’s receipt of payment for any Initial Reserved Material, Additional Reserved Material or any Extra Reserved Material from any Permitted Purchaser, or (ii) Dynavax’s decision to use the Reserved Material itself in accordance with Section 10.1.

1.43“Release Date” shall mean, with respect to any Reserved Material manufactured pursuant to this Agreement, the date of release of such Reserved Material by Dynavax’s quality assurance department.

1.44“Reserved Material” shall mean the Initial Reserved Material and, if applicable, the Additional Reserved Material and the Extra Reserved Material.

1.45“Term” shall have the meaning provided in Section 9.1.

1.46“Third Party Committed Capacity” shall have the meaning provided in Section 2.1(c).

2.	Manufacture and Reservation of Dynavax Material

2.1Manufacture of Dynavax Material.

(a)Initial Reserved Material.  Subject to the terms and conditions of this Agreement, and in consideration for CEPI advancing the Initial Loan Amount in accordance with Section 3.1(a), Dynavax shall use commercially reasonable efforts to have manufactured [***] kg of Dynavax Material (the “Initial Reserved Material”) for release during Q2 2021 and Q3 2021.  CEPI’s obligation to advance the Initial Loan Amount in accordance with Section 3.1(a) is firm as of the Effective Date and shall not be subject to termination or cancellation.

(b)Option for Additional Reserved Material.  Subject to the terms and conditions of this Agreement, and in consideration for CEPI advancing the Additional Loan Amount in accordance with Section 3.1(a), CEPI shall have the option (the “Option”), exercisable in its sole discretion as set forth below, to require Dynavax to use commercially reasonable efforts to have manufactured an additional [***] kg of Dynavax Material (the “Additional Reserved Material”) for release during [***].  CEPI may exercise the Option by delivery of written notice of

5.

exercise to Dynavax no later than [***].  For purposes hereof, “Option Exercise Date” means the date on which CEPI delivers (as determined in accordance with Section 13.8) written notice of exercise of the Option to Dynavax.  If not exercised by CEPI on or before [***], the Option shall terminate and be of no further force or effect.  If CEPI exercises the Option on or before [***], CEPI’s obligation to advance the Additional Loan Amount in accordance with Section 3.1(a) shall become firm as of the delivery of such notice of exercise and shall not be subject to termination or cancellation.

(c)First Right to Reserve Extra Dynavax Adjuvant.  Subject to the terms and conditions of this Agreement, and in consideration for CEPI advancing the Extra Loan Amount in accordance with Section 3.1(b), Dynavax will use commercially reasonable efforts to reserve extra manufacturing capacity at the Dynavax CMO to manufacture and release up to a further [***]kg of Dynavax Material in 2021.  The parties acknowledge that, in addition to the manufacturing capacity necessary to manufacture the Initial Reserved Material and the Additional Reserved Material, as of the Effective Date, Dynavax has reserved manufacturing capacity at the Dynavax CMO necessary to manufacture a total of an additional [***] kg of Dynavax Material for third parties (the “Third Party Committed Capacity”), and, accordingly, the parties hereby agree that Dynavax’s obligations under this Section 2.1(c) shall only apply to the extent that, either (A) Dynavax identifies extra manufacturing capacity at the Dynavax CMO beyond both (i) the manufacturing capacity necessary to manufacture the Initial Reserved Material and the Additional Reserved Material and (ii) the Third Party Committed Capacity or (B) Third Party Committed Capacity becomes available for other customers (such extra manufacturing capacity under A or B to manufacture and release up to a further [***] kg of Dynavax Material in 2021, “Extra Capacity”).  If Dynavax identifies Extra Capacity, Dynavax shall promptly notify CEPI thereof, which notice shall specify the number of kilograms of Dynavax Material that the Dynavax CMO will be able to manufacture using such Extra Capacity, the anticipated timing of manufacture and release and the manufacturing cost per kilogram of such Dynavax Material (such notice, the “Extra Capacity Notice”). CEPI shall have the first right (the “First Right”), exercisable in its sole discretion as set forth below, to require Dynavax to use commercially reasonable efforts to have manufactured the specified additional number of kilograms of Dynavax Material (the “Extra Reserved Material”) for release during [***].  CEPI may exercise the First Right by delivery of written notice of exercise to Dynavax within five (5) Business Days after delivery (as determined in accordance with Section 13.8) by Dynavax of the Extra Capacity Notice not to be prior to [***].  For purposes hereof, “First Right Exercise Date” means the date on which CEPI delivers (as determined in accordance with Section 13.8) written notice of exercise of the First Right to Dynavax, provided that such delivery is made within such 5-Business Day period.  If not exercised by CEPI within five (5) Business Days after delivery of the Extra Capacity Notice, the First Right shall terminate and be of no further force or effect.  If CEPI exercises the First Right, CEPI’s obligation to advance the Extra Loan Amount in accordance with Section 3.1(b) shall become firm as of the First Right Exercise Date and shall not be subject to termination or cancellation.

(d)Ownership of Reserved Material.  Dynavax shall be the sole owner of all Reserved Material manufactured pursuant to this Agreement, and CEPI’s only right with respect to any Reserved Material is the right to direct its use in accordance with Sections 2.3 and 2.4.

2.2Manufacturing Standards.  CEPI acknowledges that all Reserved Product will be manufactured on Dynavax’s behalf by the Dynavax CMO.  Dynavax shall comply, and shall be responsible for ensuring that the Dynavax CMO complies, with all Applicable Laws, including GMP, in carrying out Dynavax’s obligations under this Agreement and shall ensure that all necessary approvals are obtained and maintained for the manufacturing facility where the Reserved Materials are manufactured.

6.

2.3Reservation of Dynavax Material for CEPI Partners.  Subject to Section 2.5, Dynavax shall reserve all Reserved Material for purchase by CEPI Partners for use in CEPI Partner Products and shall use it for CEPI Partners in such proportions as CEPI may direct in advance in writing.  CEPI may, in its sole discretion, notify Dynavax in writing of one or more COVAX Approved Partners that CEPI desires to designate as “CEPI Partners” under this Agreement at any time.  Unless Dynavax notifies CEPI within 15 Business Days of receipt of any such notice with respect to a COVAX Approved Partner that Dynavax is unwilling to supply Dynavax Material to such COVAX Approved Partner for legitimate business reasons (which notice shall set forth the basis for Dynavax’s unwillingness), such COVAX Approved Partner shall be deemed a “CEPI Partner” for purposes of this Agreement upon the expiration of such 15-Business Day period.  If CEPI wishes to have Dynavax sell and supply Reserved Material to a particular CEPI Partner, CEPI shall deliver written notice to Dynavax of each CEPI Partner to which CEPI wishes to have Dynavax sell and supply Reserved Material, and shall instruct such CEPI Partner to contact Dynavax at [***].

2.4Disposition of Reserved Material.  Dynavax shall use commercially reasonable efforts to sell all of the Reserved Material to Permitted Purchasers in accordance with this Section 2.4 and Sections 2.3 and 2.5.  Should a CEPI Partner referred to Dynavax by CEPI pursuant to Section 2.3 contact Dynavax regarding the purchase of Reserved Material for use in CEPI Partner Products, Dynavax shall negotiate in good faith directly with such CEPI Partner a supply agreement on commercially reasonable and customary terms mutually acceptable to Dynavax and such CEPI Partner; provided, however, that:

(a)the purchase price(s) per dose of Reserved Material supplied to the existing CEPI Partners identified in Exhibit B hereto (“Existing CEPI Partners”) shall be as specified in Exhibit B;

(b)subject to Section 2.4(c), the purchase price(s) per dose of Reserved Material supplied to any CEPI Partner other than an Existing CEPI Partner shall be determined as follows:

(i)[***]; and

(ii)[***];

(c)notwithstanding Section 2.4(b), in the case of any CEPI Partner (other than an Existing CEPI Partner) with which Dynavax has an effective commercial supply agreement for the Dynavax Adjuvant for such CEPI Partner’s CEPI Partner Product as of the date when CEPI delivers written notice to Dynavax that CEPI wishes to have Dynavax sell and supply Reserved Material to such CEPI Partner, the purchase price(s) per dose (regardless of dose size) of Reserved Material supplied to such CEPI Partner shall be the purchase price(s) per dose specified in such commercial supply agreement; and

(d)in each such supply agreement the obligation on Dynavax to ship and supply, as it relates to the Reserved Material, shall be contingent upon CEPI’s direction that such portion of the Reserved Material be supplied to such customer.

2.5Supply of Reserved Material to Permitted Third Party Purchasers. At any time when there are no outstanding firm orders or binding commitments from CEPI Partners for Reserved Material and no supply agreement is then under negotiation between Dynavax and any CEPI Partner, Dynavax may request in writing (which request may be delivered by email to both

7.

of CEPI’s nominated contacts specified in Section 13.8) CEPI’s consent, which shall not be unreasonably withheld, to the sale and supply by Dynavax to third party(ies) other than CEPI Partners of available Reserved Material.  If CEPI fails to respond to any such request for consent within five (5) Business Days of Dynavax’s request (which response may be delivered by email to Dynavax’s nominated contact specified in Section 13.8), then CEPI shall be deemed to have consented to Dynavax’s sale and supply of Reserved Material to such third party(ies).  In addition, if any batch of Reserved Material is not subject to firm orders or binding commitments from CEPI Partners for Reserved Material and no supply agreement for Reserved Material is then under negotiation between Dynavax and any CEPI Partner within 90 days after the Release Date for such batch, Dynavax shall have the right to sell such batch of Reserved Material to third parties.  Any such permitted sale and supply to a third party other than a CEPI Partner (such third party, a “Permitted Third Party Purchaser”) shall be on terms, including purchase price, to be determined by Dynavax in its sole discretion.

2.6Reporting. On a monthly basis beginning upon the first Release Date for any Initial Reserved Material and until the earlier of (a) such time as all Reserved Material has been sold in accordance with this Agreement (or used by Dynavax as permitted by Section 10.1) or (b) if CEPI exercises the Continued Storage Option, the expiration of the Continued Storage Period, Dynavax shall deliver a report to CEPI within five (5) Business Days after the end of each month setting forth the following information: (i) the total quantity of Reserved Material that has been released by Dynavax from the Effective Date up to the end of such month; (ii) on a Permitted Purchaser-by-Permitted Purchaser basis, the quantity of Reserved Material sold to Permitted Purchasers during such month; and (iii) the total quantity of Reserved Material manufactured and released by Dynavax that remains available for purchase as of the end of such month.

3.	Financial Terms

3.1Loan Advance.

(a)Initial Loan Amount and Additional Loan Amount.  CEPI shall make available to Dynavax an interest-free, forgivable, unsecured loan for up to a sum equivalent to the manufacturing cost of the Initial Reserved Material, and, if applicable, the Additional Reserved Material (in each case, the “Manufacturing Cost”), based on a Manufacturing Cost per kilogram of Dynavax Material of [***], which shall be advanced by CEPI to Dynavax in two installments, upon receipt of a written loan drawdown notice in the form attached hereto as Exhibit C (a “Loan Drawdown Notice”) for each such installment, as follows:

Quantity	Total Manufacturing Cost	First Installment ([***])	Due Date for First Installment	Second Installment ([***])*	Due Date for Second Installment*
Initial Reserved Material ([***])	[***]	[***]	[***]	[***]	[****]
Additional Reserved Material ([***])	[***]	[***]	[***]	[****]	[****]

*

The second installment of the Manufacturing Cost shall be payable on a kilogram-by-kilogram basis, based on [***] of the Manufacturing Cost per kilogram (i.e., [***]), upon the applicable Release Date for a particular quantity of Dynavax Material, written notice of which shall be provided by Dynavax to CEPI.

8.

(b)Extra Loan Amount.  If Dynavax identifies Extra Capacity and CEPI exercises its First Right in accordance with Section 2.1(c) above, then effective as of the First Right Exercise Date, CEPI shall make available to Dynavax an interest-free, forgivable, unsecured loan for a sum equivalent to the Extra Manufacturing Cost (the “Extra Loan Amount”), which shall be advanced by CEPI to Dynavax in installments, with the first installment equal to [***] of the Extra Manufacturing Cost to be due on the First Right Exercise Date and the second installment equal to [***] of the Extra Manufacturing Cost to be due on the Release Date of the Extra Reserved Material in accordance with the table set forth in Section 3.1(a) (including the note to such table), mutatis mutandis, upon receipt of a Loan Drawdown Notice for each such installment.

Loan Drawdown Notices pursuant to Section 3.1(a) and this Section 3.1(b) shall specifically refer to this Agreement and shall be delivered by Dynavax to CEPI via email to [***] fifteen (15) Business Days in advance of the due date except for the first advance which will be made as soon as reasonably practicable after the first Loan Drawdown Notice.  The form of the first Loan Drawdown Notice is set out in Exhibit C and the form of subsequent Loan Drawdown Notices shall be agreed in writing between the Parties.

3.2Reimbursement of Loan Amount.  Within 30 days of a Reimbursement Trigger:

(a)in respect of any Initial Reserved Material or Additional Reserved Material, Dynavax shall reimburse to CEPI a portion of the Initial Loan Amount or Additional Loan Amount (as applicable) advanced to Dynavax equal to the Manufacturing Cost for the quantity of Initial Reserved Material or Additional Reserved Material (as applicable) that is the subject of the Reimbursement Trigger;

(b)in respect of any Extra Reserved Material, Dynavax shall reimburse to CEPI a portion of the Extra Loan Amount advanced to Dynavax equal to the Extra Manufacturing Cost for the quantity of Extra Reserved Material that is the subject of the Reimbursement Trigger.

The Parties acknowledge and agree that provided that Dynavax is in material compliance with the material terms of this Agreement, Dynavax shall have no obligation to repay any portion (up to 100%) of the applicable Loan Amount in respect of any Reserved Material that, for any reason, is not subject to a Reimbursement Trigger at the end of the Term and that has been destroyed in accordance with Section 10.1).  For clarity, the total amount that Dynavax is obligated to repay to CEPI pursuant to this Section 3.2 shall not exceed the total Loan Amount actually advanced by CEPI to Dynavax pursuant to Section 3.1.

3.3Manner and Place of Payment.  All payments (including repayments) hereunder shall be payable in United States Dollars by wire transfer of immediately available funds to an account designated by the Party entitled to receive payment.

3.4Late Payments. If any payment due under this Agreement is not paid within 10 Business Days of the due date in accordance with the applicable provisions of this Agreement, such payment shall accrue interest at a rate per annum that is [***] above the then-current prime rate quoted by Citibank in New York City, New York, USA (or such other rate and source as the Parties mutually agree in writing), for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

9.

3.5Failed or Delayed Manufacture of Reserved Material. If Dynavax CMO fails to start manufacture of one or more batches of Reserved Material in time to meet the applicable release date set forth in Section 2.1 or one or more batches of Reserved Material fails to meet its specification for any reason:

(a)Dynavax shall inform CEPI in writing and provide all information known to Dynavax and reasonably necessary for CEPI to make an informed decision, as soon it becomes aware of the same; and

(b)CEPI may in its sole discretion, opt either to (i) accept the delay; (ii) accept Dynavax’s manufacture of replacement batch(es) for release within an agreed timeframe which may be after 31 December 2021; or (iii) in a situation where Dynavax has not paid, is not obligated to pay, or has paid but has a contractual right to recover or actually does recover amounts paid, from the Dynavax CMO, reduce the Loan Amount by the portion of the Manufacturing Cost (or Extra Manufacturing Cost, as applicable) for such batch(es), such reduction to be set-off against the next Loan Amount installment or, if CEPI is not obligated to advance any additional Loan Amount to Dynavax, repaid by Dynavax to CEPI within 30 Business Days of a repayment request for the same.  For clarity, under no circumstances shall Dynavax  have any obligation to pay or repay to CEPI any portion of the Loan Amount advanced to Dynavax that Dynavax has paid or is obligated to pay to the Dynavax CMO and has no contractual right to recover and does not actually recover from the Dynavax CMO.

4.	Compliance and Regulatory

4.1Compliance. Dynavax shall comply with all Applicable Laws, including GMP, and the terms and conditions of this Agreement and the CEPI Third Party Code as described in Section 4.2, in carrying out its obligations under this Agreement and shall ensure that all necessary approvals are obtained and maintained for the manufacturing facility where the Reserved Materials are manufactured (together with the provisions of Section 4.4, the “Compliance Requirements”).

4.2CEPI Third Party Code.  The CEPI Third Party Code is a statement of CEPI’s values and of the policies, practices and principles applicable to recipients of any funds from CEPI.

(a)Dynavax acknowledges the statement of CEPI’s values in Section 1 of the Code.

(b)Dynavax acknowledges CEPI’s expectation that Dynavax shall adhere to business practices, ethical principles and legal requirements that are at least substantially similar to those described in Sections 2 to 10 of the Code.

(c)Dynavax shall comply with the requirements for reporting compliance concerns and misconduct to CEPI (Sections 4 and 11 of the Code).

(d)Dynavax shall cooperate as may be requested by CEPI in the submission of information related to Project activities and expenditures in accordance with the International Aid Transparency Initiative (Section 12 of the Code).

(e)Dynavax shall comply with CEPI’s Equitable Access Policy.

10.

(f)To the extent applicable to the Project, Dynavax shall comply with CEPI’s Animals in Research Policy.

(g)To the extent applicable to the Project, Dynavax may rely upon its own substantially similar policies and principles so as to comply with: (i) CEPI’s Clinical Trials Policy; (ii) CEPI’s Managing Conflicts of Interest Policy; (iii) CEPI’s Scientific Integrity Policy; and (iv) CEPI’s Travel and Expenses Policy.

(h)Dynavax shall comply with the provisions related to Sub-Contracts (Section 14 of the Code) and to Sub-Grants (Section 15 of the Code).

4.3Amendments to the CEPI Third Party Code.  CEPI may amend the Third Party Code and/or the CEPI policies incorporated by reference therein from time to time.  CEPI shall give Dynavax at least thirty (30) days’ written advance notice of such amendments taking effect.  If in the reasonable opinion of Dynavax any proposed amendment is likely to have a substantial adverse effect on Dynavax and/or the Project, Dynavax shall promptly notify CEPI.  On receipt of such notice, the Parties will discuss and seek to agree in good faith about how to proceed.

4.4Regulatory.  In addition to the other Compliance Requirements:

(a)Dynavax shall manufacture, sample, test and store all Reserved Material in accordance with the Quality Agreement.

(b)On reasonable prior notice, Dynavax shall provide all reasonable co-operation to any inspection by any regulatory authority and shall permit such regulatory authority access to the Dynavax CMO manufacturing site and all relevant records necessary or reasonably desirable in support of the use of the Reserved Material by CEPI Partners as contemplated by this Agreement.

(c)If any regulatory authority notifies the Dynavax CMO or Dynavax of a violation or deficiency in compliance which would impact the use of the Reserved Material by CEPI Partners as contemplated by this Agreement, Dynavax shall share such notification with CEPI within three (3) days of receipt of the same.

5.	Announcements

5.1Announcements.  Except as required by law or any competent regulatory authority or in compliance with this Article 5, the Parties shall consult on and agree in writing upon the form of all press releases and public announcements concerning this Agreement or its subject matter (“Announcements”).  Notwithstanding the foregoing, the Parties acknowledge that the existence and general purpose of this Agreement may be disclosed by either Party.  For the avoidance of doubt, no Confidential Information introduced by a Party under this Agreement may be published by the other Party without the express prior written consent of the providing Party, and no Personal Data shall be contained in any Announcement and/or other communications to the public.  For clarity, nothing in this Agreement shall be construed to prohibit Dynavax from making such press releases, public announcements and other public disclosures concerning this Agreement or its subject matter as are necessary to comply with applicable securities laws, rules and regulations and the requirements of any exchange on which Dynavax’s securities are listed.

5.2Publicity/Use of Name.  Neither Party shall use the names, logos or trademarks of the other in any Announcement, advertising, promotion, or for other commercially-related purposes, without the named Party’s prior express written consent, except as expressly provided for in this Agreement.

11.

6.	Confidentiality and Personal Data

6.1Confidentiality Obligations.  Each Party undertakes that both during the Term and for a period of five (5) years after its termination or expiry, it shall keep confidential and not disclose any Confidential Information of the other Party disclosed to or obtained by it in connection with this Agreement other than its employees, agents, consultants, professional advisers, sub-contractors, regulatory authorities and, in the case of CEPI, CEPI Partners and CEPI’s funders, in each case who have a need to know Confidential Information of the other Party and to the extent they are bound by a written agreement or statutory obligation to protect the confidentiality of such Confidential Information equivalent to the provisions contained herein. Each Party shall take reasonable security precautions to protect against unauthorized disclosure of such Confidential Information. Each Party shall use Confidential Information solely in connection with the operation of the Agreement and to the extent that is reasonably necessary for the purposes of the Agreement. Each Party shall ensure that all staff, consultants, agents and third parties to which Confidential Information of the other Party is disclosed are: (i) informed of the confidentiality provisions of this Agreement; and (ii) bound by obligations of confidentiality and non-use at least as protective as the provisions contained herein.

6.2Required Disclosure. The disclosure of information that is required to be disclosed by a competent court or regulatory authority or otherwise by Applicable Law may be disclosed as required, provided that where it is free to do so, the receiving Party shall give notice of such disclosure to the disclosing Party as soon as reasonably practicable.

6.3Permitted Disclosures. Notwithstanding the above, nothing in this Agreement shall restrict Dynavax’s right to (a) disclose the existence of a relationship between the Parties for the purpose of declaring a potential conflict of interest; or (b) disclose Confidential Information to any committee or regulatory body in furtherance of Dynavax’s statutory or regulatory duties.  Notwithstanding the above, nothing in this Agreement shall restrict CEPI’s right to (a) disclose the existence of a relationship between the Parties for the purpose of declaring a potential conflict of interest; or (b) disclose the nature of the relationship between the Parties, the aggregate Loan Amount and a high level description of how this relationship enables CEPI’s mission as it pertains to equitable access to vaccines against SARS‑CoV‑2.

6.4Personal Data.

(a)The Parties undertake to comply with Applicable Laws concerning Personal Data, including the Data Protection Regulation.

(b)Except as specifically agreed otherwise in writing among the Parties in order to ensure that medical confidentiality and privacy of patients are fully respected it is hereby acknowledged and agreed that no Personal Data will be shared between the Parties or between Dynavax and CEPI Partners.

(c)Without prejudice to Sections 6.4(b) and 6.4(d), in the event that one Party (the “Personal Data Supplier”) transfers any Personal Data to another Party (the “Personal Data Recipient”), the Recipient undertakes to:

(i)solely process Personal Data in connection with the operation of the Agreement and to the extent that is reasonably necessary for the purposes of the Agreement or otherwise permitted in accordance with Article 28(3)(a) of the GDPR;

12.

(ii)apply appropriate technical and organisational measures so that the processing of Personal Data carried out meets the legal and regulatory requirements in terms of Data Protection Regulation and guarantees the protection of the rights of the persons concerned;

(iii)collaborate with and assist the Personal Data Supplier throughout the processing of Personal Data and alert the Personal Data Supplier to any instructions that appear to be contrary to applicable regulations;

(iv)notify the Personal Data Supplier of any data breach as soon as possible after becoming aware of it, in order to enable the Personal Data Supplier, where appropriate, to fulfil its obligation to notify the data protection supervisory authority and, if necessary, the data subjects;

(v)assist the Personal Data Supplier, within the limits of the information and means made available to it, to respond, within the time limits established by law, to the requests of the persons concerned;

(vi)ensure, in the event of a transfer of Personal Data to a territory outside the European Union, that such transfer complies with applicable law provisions, by signing a separate written agreement;

(vii)inform the Personal Data Supplier of any addition or modification of sub-processors, it being specified that the Personal Data Supplier has ten (10) working days to raise legitimate objections to the sub-processor (an objection based on the sub-processor’s non-compliance is considered legitimate);

(viii)return to the Personal Data Supplier or, subject to the Personal Data Supplier prior written instruction, destroy all Personal Data processed on its behalf, unless a legal obligation is imposed on the Recipient, and to confirm such destruction upon request;

(ix)enable the Personal Data Supplier to perform such verifications as it deems necessary, up to a maximum of one (1) audit per year, to ensure that the Recipient complies with the Personal Data Supplier’s documented data protection instructions and meets its obligations under this Clause.

(x)It is understood and agreed between the Parties that, if the sharing of Personal Data between the Parties is strictly needed to carry out the Project, a specific additional written data sharing agreement shall be agreed and signed by the Parties before any sharing of Personal Data.

(d)It is understood and agreed between the Parties that, if the sharing of Personal Data between the Parties is strictly needed to carry out the Project, a specific additional written data sharing agreement shall be agreed and signed by the Parties before any sharing of Personal Data.

7.	Warranties and Representations

7.1Warranties.  As of the Effective Date, each Party warrants to the other Party that it has the full power and authority to enter into and assume all of its obligations under this Agreement.  As of the Effective Date, Dynavax warrants to CEPI that the following statements (“Warranties”) are true and correct:

13.

(a)it has not received any written communication from any third party claiming or alleging that the manufacture, use or sale of the Dynavax Adjuvant infringes, misappropriates or violates the intellectual property, privacy or publicity rights of any third party, and it is not aware of any issued patent of any third party that would be infringed by the manufacture, use or sale of the Dynavax Adjuvant; provided, however, that Dynavax makes no warranty or representation whatsoever, and hereby disclaims all warranties and representations, that the manufacture, use or sale of any CEPI Partner Vaccine will not infringe, misappropriate or violate the intellectual property, privacy or publicity rights of any third party; and

(b)none of Dynavax, nor any officer or employee of Dynavax, has been debarred or is subject to debarment by any regulatory authority.  Dynavax shall obtain similar written assurances from the Dynavax CMO that neither the Dynavax CMO, nor any officer or employee of the Dynavax CMO, has been debarred or is subject to debarment by any regulatory authority.

7.2Representations. Dynavax represents that it will comply with the following statements (“Representations”):

(a)Dynavax will ensure that its staff exercise reasonable skill and care and at least the level of care, diligence and skill of their profession that other professionals in the same discipline would in the same or similar circumstances in relation to the Project;

(b)Dynavax will ensure that all activities performed by or on behalf of Dynavax under this Agreement have been performed in accordance with all Applicable Laws, including the CEPI Third Party Code where applicable, GMP and the Quality Agreement; and

(c)Dynavax will ensure that no funding received from CEPI pursuant to this Agreement or any Supply Agreement (if applicable) will be directly used to benefit individuals or entities associated with terrorism.

7.3Continuing Obligation. Dynavax acknowledges a continuing obligation to promptly disclose to CEPI if Dynavax is not in compliance with the foregoing Representations and Warranties or if the Dynavax CMO cannot give similar assurances.

7.4Disclaimers.  Except as expressly stated in this Agreement, no representations or warranties whatsoever, whether express or implied, including warranties of merchantability, fitness for a particular purpose, non-infringement, are made or given by or on behalf EITHER Party, and all representations and warranties, whether arising by operation of law or otherwise, are hereby expressly excluded.

8.	Liability and Indemnity

8.1Liability cap.  Unless otherwise agreed by the Parties in writing, a Party’s maximum liability in aggregate to the other Party arising out of this Agreement shall not exceed [***] in respect of breaches other than non-payment of sums owed.

8.2Exclusions. Neither Party shall be liable to the other Party for any loss of an indirect or consequential nature, nor for any loss of turnover, profits, business or goodwill, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of any breach of or failure to perform any of the provisions of this Agreement.

14.

8.3Exclusions from Liability Cap. Notwithstanding the foregoing, nothing in this Agreement shall limit the liability of either Party to the other Party in respect of:

(a)personal injury or death arising out of that Party’s negligence or wilful misconduct; or

(b)fraud or fraudulent misrepresentation or wilful misconduct; or

(c)any other liability which cannot be limited or excluded as a matter of Applicable Laws; or

(d)any indemnities under Section 8.4.

8.4Indemnity. Dynavax shall indemnify CEPI against all liabilities, costs, expenses, damages and losses suffered or incurred by CEPI arising out of:

(a)any claim made against CEPI by a third party for actual or alleged infringement of a third party’s intellectual property rights arising out of, or in connection with, the manufacture, supply or use of the Reserved Material, but specifically excluding any claim made against CEPI for actual or alleged infringement of a third party’s intellectual property rights arising out of, or in connection with, the manufacture, use or sale of any CEPI Partner Vaccine or CEPI Partner Product except to the extent the basis for such claim is attributable specifically to the Reserved Material contained in such CEPI Partner Product;

(b)any claim made against CEPI by a third party for death, personal injury or damage to property arising out of, or in connection with, defects in the Reserved Material, solely as delivered by Dynavax to a Permitted Purchaser; and

(c)any claim made against CEPI by a third party arising out of or in connection with the supply of the Reserved Material, as delivered by Dynavax to a Permitted Purchaser;

except, in each case, to the extent that such liabilities, costs, expenses, damages and losses result from the breach by CEPI of any representation, warranty, covenant or agreement made by it under this Agreement or the negligence or wilful misconduct of CEPI.

8.5Mitigating Steps. Each Party shall at all times take all reasonable steps to minimise and mitigate any loss or damage for which the relevant Party is entitled to bring a claim against the other Party pursuant to the indemnities in this Agreement.

8.6Survival.  This Article 8 shall survive termination of the Agreement.

9.	Term and Termination

9.1Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect until the earlier of (a) such time as all Reserved Material that Dynavax is obligated to manufacture under this Agreement has been sold in accordance with Section 2.4 or Section 2.5 or disposed of in accordance with Section 10.1 and (b) the second (2nd) anniversary of the Effective Date, and the expiration of this Agreement shall become effective automatically on the earlier of such dates, unless this Agreement is earlier terminated in accordance with this Article 9 or as otherwise agreed to by the Parties in writing.

15.

9.2Termination of Agreement for Default.  Either Party (the “Terminating Party”) may terminate this Agreement at any time by giving written notice of termination to the other Party (the “Defaulting Party”), when:

(a)(i) the Defaulting Party commits a material or persistent breach of this Agreement (which may, without limitation consist of a series of minor breaches) and (ii) the Terminating Party serves a notice on the Defaulting Party requiring the breach to be remedied and if the breach has not been remedied within thirty (30) Business Days of receipt of the notice, or if the breach is not capable of remedy, at the reasonable discretion of the Terminating Party; or

(b)the Defaulting Party becomes insolvent or a resolution is passed for its winding up (except voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed over the whole or any part of its assets, or if it makes any arrangement with its creditors, or undergoes any similar or equivalent insolvency proceeding anywhere in the world;

it being understood that termination shall become effective automatically upon receipt of written notice of termination, and subject to the above terms in this Section 9.2.

9.3Termination for Change of Control. CEPI shall have the right to terminate this Agreement with immediate effect in the event that Dynavax experiences a change of Control upon written notice to Dynavax delivered within 30 days after written notice from Dynavax or its acquirer of such change of Control. For purposes of this Agreement, “Control” has the meaning given in section 1124 of the Corporation Tax Act 2010.

10.	Effects of Expiration or Termination

10.1Remaining Reserved Material.  CEPI shall have the option (the “Continued Storage Option”), exercisable by written notice to Dynavax delivered, as applicable, 10 Business Days prior to expiry of this Agreement or within 10 Business Days after the termination of this Agreement, to require Dynavax to continue to store any Reserved Material that remains unsold and not subject to a binding order by a Permitted Purchaser as of the expiry or termination of this Agreement, for up to an additional twelve (12) months (or such longer period as the parties may mutually agree) from the date of such expiry or termination, if CEPI agrees in writing to reimburse Dynavax for the cost of such storage (which reimbursed costs shall not be considered a loan and shall not be subject to repayment by Dynavax), in which event, during the applicable storage period (the “Continued Storage Period”), Sections 2.3, 2.4, 2.5, 2.6 and 3.2 shall survive such expiry or termination as applicable to such Reserved Material.  If any Reserved Material remains unsold and not subject to a binding order by a Permitted Purchaser as of (a) unless CEPI exercises the Continued Storage Option, the expiry or termination of this Agreement for any reason or (b) the expiration of the Continued Storage Period, Dynavax shall have the right to sell any such remaining Reserved Material to any third party on terms to be determined by Dynavax and any such third party and/or, on notice to CEPI of the same, to use any such remaining Reserved Material for Dynavax’s own products, provided, in each case, that Dynavax shall remain obligated to reimburse CEPI in accordance with Section 3.2 for the Manufacturing Cost actually advanced by CEPI for any such Initial Reserved Material or Additional Material, or the Extra Manufacturing Cost actually advanced by CEPI for any such Extra Reserved Material, as applicable, that Dynavax sells or uses (and Section 3.2 shall survive such expiry or termination of this Agreement for such purpose).  If Dynavax does not choose to sell or use any such remaining Reserved Material, it shall destroy it and notify CEPI of the same promptly.

16.

10.2Return or Destruction of Confidential Information.  Upon the expiry or termination of this Agreement for any reason, each Party shall return or destroy the Confidential Information of the other Party disclosed hereunder together with all copies thereof, except each Party may keep one (1) archived copy of such Confidential Information which may be used solely for regulatory purposes and/or for monitoring compliance under this Agreement and shall not be required to delete copies of Confidential Information stored on automatic electronic backup systems.

10.3Survival of Clauses. Termination or expiry of this Agreement howsoever arising shall be without prejudice to the rights and duties of either Party accrued prior to termination or expiry.  The provisions of this Agreement which expressly or by implication are intended to come into or remain in force on or after its termination or expiration shall remain in full force and effect, including Sections 3.2 and 3.4 and Articles 6, 8, 10, 12 and 13, and shall continue to be enforceable notwithstanding termination or expiration.

11.	Anti-Corruption and Anti-Bribery

11.1Neither Party shall:

(a)offer or agree to give any person working for or engaged by the other Party any gift or other consideration which could act as an inducement or a reward for any act or failure to act connected to this Agreement, or any other agreement between the Parties; nor

(b)enter into this Agreement if it has knowledge that, in connection with this Agreement, any money has been, or will be, paid by or for itself to any person working for or engaged by the other Party, or that an agreement has been reached to that effect, unless details of any such arrangement have been disclosed in writing to the other Party before execution of this Agreement.

11.2Without prejudice to Section 11.1:

(a)Dynavax acknowledges that:

(i)CEPI has to comply with the BA and the CFA and all other Applicable Laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption; and

(ii)CEPI has to maintain in place adequate procedures (as referred to in section 7(2) of the BA and any guidance issued by the Secretary of State under Section 9 of the BA) designed to prevent any associated person from undertaking any conduct that would give rise to an offence under section 7 of the BA;

(b)In order to allow CEPI to comply with its statutory obligations under Section 11.2(a)(i), Dynavax agrees that it shall comply with all of CEPI’s ethics, anti-bribery and anti-corruption policies at all times;

(c)Dynavax shall promptly report to CEPI any request or demand for any undue financial or other advantage of any kind received by Dynavax in connection with the performance of this Agreement;

(d)Dynavax shall not engage in any activity, practice or conduct which would constitute either:

17.

(i)a tax evasion facilitation offence within the meaning of section 45(1) of the CFA; or

(ii)a foreign tax evasion facilitation offence within the meaning of section 46(1) of the CFA;

(e)Dynavax shall promptly report to CEPI any request or demand from a third party to facilitate the evasion of tax within the meaning of Part 3 of the CFA or any suspected tax evasion offences or facilitation of tax evasion offences, whether under UK law or under the law of any foreign country, in connection with the performance of this Agreement;

(f)Dynavax shall ensure that all employees and officers of Dynavax, and shall use all reasonable endeavours to ensure that all other persons who are performing services on behalf of Dynavax in connection with this Agreement, comply with this Article 11; and

(g)Dynavax shall provide such supporting evidence of compliance with this Article 11 as CEPI may reasonably request.

11.3If Dynavax becomes aware of any breach or suspected breach by CEPI (or by anyone employed by it or acting on its behalf) of Section 11.1 or 11.2, Dynavax must notify CEPI immediately and must respond promptly to CEPI’s enquiries and co-operate with any investigation.

11.4Any breach of this Article 11 by either Party or by anyone employed by it or acting on its behalf shall entitle the other Party to terminate this Agreement forthwith.

12.	Dispute Resolution, Jurisdiction and Governing Law

12.1Escalation process.  Any claim, controversy, difference, dispute, proceedings or question (“Dispute”) which may arise concerning the construction, meaning or effect of this Agreement, or concerning the rights or liabilities of the Parties hereunder, or any other matter arising out of or in connection with this Agreement will first be submitted to the Chief Executive Officer or designee of the Parties (the “Senior Officers”) for resolution (each of whom may call on others to advise them as they see fit) unless this Agreement expressly provides otherwise.  The Senior Officers shall discuss the Dispute in good faith and in a timely manner and endeavour to reach a mutually agreeable solution.  If the Senior Officers are unable to resolve such Dispute within sixty (60) days from submission of the Dispute to the Senior Officers, then in respect of any dispute, the Parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales.

12.2Governing Law.  Subject to Section 12.1, this Agreement and any Dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the substantive laws of England without reference to the choice of law rules.

13.	General

13.1Waiver.  Neither Party shall be deemed to have waived any of its rights or remedies under this Agreement unless the waiver is expressly made in writing and signed by a duly authorized representative of that Party.

18.

13.2Entire Agreement.  The Parties agree that this Agreement, including its Exhibits, constitutes the entire agreement and understanding between the Parties relating to its subject matter and together they supersede and replace all prior drafts, previous understandings, arrangements, representations or agreements, whether in writing or oral, between the Parties relating to the subject matter of this Agreement.

13.3Variation.  No variation, amendment, modification or supplement to this Agreement shall be valid unless and until it is made in writing and signed by a duly authorised representative of each Party.

13.4Assignment.  Neither Party shall, without the prior written consent of the other Party assign, transfer, convey or declare a trust over this Agreement or make any other disposition (whether in whole or in part) of any of its rights and obligations hereunder to any Third Party, including by novation; EXCEPT THAT CEPI may, following written notification to Dynavax transfer its rights and obligations to an organisation of equivalent charitable mission, if CEPI considers (in good faith) that CEPI will not be in a position to fulfil its obligations or exercise its rights in the future.

13.5Severance of Terms.  If the whole or any part of this Agreement is or becomes or is declared illegal, invalid or unenforceable in any jurisdiction for any reason:

(a)in the case of the illegality, invalidity or un-enforceability of the whole of this Agreement it shall terminate only in relation to the jurisdiction in question; and

(b)in the case of the illegality, invalidity or un-enforceability of part of this Agreement that part shall be severed from this Agreement in the jurisdiction in question and that illegality, invalidity or un-enforceability shall not in any way whatsoever prejudice or affect the remaining parts of this Agreement, which shall continue in full force and effect.

13.6Costs.  Each Party shall bear its own legal costs, legal fees and other expenses incurred in the preparation, negotiation and execution of this Agreement.

13.7Further Assurances.  Each Party shall perform such acts and execute such documents as reasonably may be required for securing to or vesting in the other Party the rights agreed to be granted to it pursuant to this Agreement.

13.8Notices.  Any notice to be given pursuant to this Agreement shall be in writing in the English language to the address of the recipient Party set forth below in this Section 13.8 or such other address as a Party may from time to time designate by written notice to the other Party for the attention of the recipient’s nominated contact specified below and, except as expressly set forth below, shall be delivered:

(a)personally, in which case the notice will be deemed to have been received at the time of delivery;

(b)by pre-paid, first-class post if the notice is being sent to an address within the country of posting, in which case the notice will be deemed to have been received at 09:00 in the country of receipt on the second (2nd) Business Day in the country specified in the recipient’s address for notices after the date of posting; or

19.

(c)by international standard post if being sent to an address outside the country of posting, in which case the notice will be deemed to have been received at 09:00 in the country of receipt on the seventh (7th) Business Day in the country specified in the recipient’s address for notices after the date of posting.  To prove service of notice, it is sufficient to prove that the envelope containing the notice was properly addressed and posted or handed to the courier.

Dynavax address for notice:	CEPI addresses for notice:
[***]	[***]

The Parties agree that email is a valid method of giving notice under this Agreement with acknowledgement of receipt or delivery.  Any notice or other communication delivered by email as permitted by the preceding sentence will be deemed to have been received on the first (1st) Business Day in the country specified in the recipient’s address for notices after the date of transmission of such email.

13.9Partnership.  Nothing in this Agreement (notwithstanding the use of the defined term “CEPI Partner”) shall be taken to constitute a partnership between the Parties.  Except as specifically provided in this Agreement, neither Party shall by reason of this Agreement be empowered to act as agent for the other Party nor to pledge the credit of the other Party nor shall either Party be held liable for or incur liability in respect of the acts or defaults of the other Party to this Agreement.

13.10Counterparts.  This Agreement may be executed in counterparts, including electronic counterparts, but shall not be effective until each Party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

13.11Rights of Third Parties.  A person who is not a Party has no right under any relevant law or legislation including the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

13.12Force Majeure.  Neither Party shall be deemed to have defaulted under or to be in breach of this Agreement for failure or delay in fulfilling material obligations when such failure or delay is directly caused by an event outside of their reasonable control, including but not limited to war, acts of war, insurrections, acts of terrorism, epidemics or pandemics, acts of God, or acts, omissions or delays in acting or failure to act by any of CEPI’s funders provided this is not due to a breach of an obligation or any undertaking of CEPI owed to CEPI’s funders (collectively a “Force Majeure Event”).  Each Party shall inform the other promptly and in writing of such Force Majeure Event and the Parties will discuss the situation, and acting in good faith, agree on the appropriate course of action under the circumstances.

13.13Taxation.  All amounts payable by CEPI under this Agreement are exclusive of amounts in respect of any applicable valued added tax (or national equivalent), any applicable sales tax, export or import duty or any other taxes (other than VAT and taxes imposed on the profits of an entity), currency exchange expenses or banking charges under any Applicable Laws (“Applicable Tax Amount”), and CEPI shall be liable to pay such Applicable Tax Amount.  Should CEPI be required to account for VAT by reverse charge, then such reverse charge is accounted for on top of the agreed payment amount and shall not be withheld from the agreed payment amount.

20.

[Signature page follows.]

21.

In Witness Whereof, the Parties hereto have caused this Agreement to be executed and entered into by their duly authorized representatives as of the date(s) specified below.

Signed for and on behalf of COALITION FOR EPIDEMIC PREPAREDNESS INNOVATIONS by:

Signature:…/s/ Dr. Richard Hatchett …………
Name: Dr. Richard Hatchett
Title: Chief Executive Officer
Date:……January 29, 2021…………………….

Signed for and on behalf of DYNAVAX TECHNOLOGIES CORPORATION by:

Signature:… /s/ Ryan Spencer ………………
Name: Ryan Spencer
Title: Chief Executive Officer
Date:…January 28, 2021……………………….

22.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit A

Dynavax Material

[***] of Dynavax Adjuvant in [***]L containers (filled to approximately [***]L), at a concentration of [***] mg/ml, provided that, for each full batch of Dynavax Material manufactured, the last container filled will contain the remaining volume from such batch, which may be less than [***]L.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Exhibit B

Pricing for Existing CEPI Partners

Existing CEPI Partner	Size of Dose of Dynavax Adjuvant	Pricing (in United States Dollars)
[***]	[***] milligrams, net of any overage

LMIC Price.  For Reserved Material for use in CEPI Partner Product for sale or distribution in countries supported by the Advance Market Commitment of the COVAX Facility as listed at the following website: https://www.gavi.org/news/media-room/92-low-middle-income-economies-eligible-access-covid-19-vaccines-gavi-covax-amc (“LMICs”):

•USD [***] per dose of Reserved Material for total combined calendar year orders of Reserved Material between [***] and [***] doses

•USD [***] per dose of Reserved Material for total combined calendar year orders of Reserved Material between [***] and [***] doses

•USD [***] per dose per dose of Reserved Material if total combined calendar year orders of Reserved Material exceed [***] doses

HIC Price.  For Reserved Material for use in CEPI Partner Product for sale or distribution in countries that are not LMICs (“HICs”):

•USD [***] per dose of Reserved Material

For clarity, the pricing set forth above applies solely to Reserved Material supplied and sold to [***].  The pricing of any Dynavax Material, other than Reserved Material, supplied and sold by Dynavax to [***] shall be mutually agreed by Dynavax and [***] without regard to this Agreement.

[***]	[***] milligrams, including overage

LMIC Price.  For Reserved Material for use in CEPI Partner Product for sale or distribution in LMICs:

•USD [***] per dose of Reserved Material

HIC Price.  For Reserved Material for use in CEPI Partner Product for sale or distribution in HICs:

•USD [***] per dose of Reserved Material

For clarity, the pricing set forth above applies solely to Reserved Material supplied and sold to [***].  The pricing of any Dynavax Material, other than Reserved Material, supplied and sold by Dynavax to [***] shall be mutually agreed by Dynavax and [***] without regard to this Agreement.

B-2.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

EXHIBIT C

Loan Drawdown Notice

Awardee name		Coalition for Epidemic Preparedness Innovations, CEPI
Marcus Thranes gate 2
Address		0473 OSLO
Norway
Registration number: 917687811

Reg.no.

Subject:	Loan payment request

Your reference

CEPI's reference	[***]

Vaccine candidate	COVID-19

Loan request number

Please specify the purpose of this payment request

Total loan requested	$-

Expected Repayment Date (utilization)

Price per kilogram	[***]

Quantity ordered		kg

Awardee Bank Account Details for Receipt of CEPI Loan Funds
Account holder
Name of bank
Branch address
IBAN
BIC/SWIFT

I hereby confirm that the Representations and Warranties in the Agreement remain true, complete and accurate; and

I hereby declare that to the best of my knowledge all information provided in this payment request is full, reliable and true.

Place and date			Signature authorised representative

Printed name and title

C-2